FREQUENCY ELECTRONICS, INC.
                         55 Charles Lindbergh Boulevard
                          Mitchel Field, New York 11553

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                October 16, 2003

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Frequency Electronics, Inc. will be held at the offices of the Company, 55 Charles Lindbergh Boulevard, Mitchel Field, New York, on the 16th day of October 2003, at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

     1. To elect eight (8) directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and shall have qualified;

     2.   To   consider   and   act   upon   ratifying   the    appointment   of
PricewaterhouseCoopers   LLP  as  independent   auditors  for  the  fiscal  year
commencing May 1, 2003.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record as of the close of business on August 25, 2003 are entitled to notice of, and to vote at, the meeting.

                                           By order of the Board of Directors

                                                   /s/HARRY NEWMAN
                                                   ---------------
                                                     HARRY NEWMAN
                                                     Secretary


Mitchel Field, New York
August 28, 2003

     If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed, stamped envelope.

                           FREQUENCY ELECTRONICS, INC.
                         55 Charles Lindbergh Boulevard
                          Mitchel Field, New York 11553

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 16, 2003

     The accompanying Proxy is solicited by and on behalf of the board of directors of Frequency Electronics, Inc., a Delaware corporation (hereinafter called the "Company"), for use only at the Annual Meeting of Stockholders to be held at the office of the Company, 55 Charles Lindbergh Boulevard, Mitchel Field, New York 11553, on the 16th day of October 2003, at 10:00 A.M., Eastern Daylight Savings Time, or any adjournment or adjournments thereof. The Company will mail this Proxy Statement and the form of Proxy on or about August 28, 2003. Only stockholders of record as of the close of business on August 25, 2003 are entitled to notice of, and to vote at, the meeting.

     The Board may use the services of the Company's directors, officers and other regular employees to solicit proxies personally or by telephone and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals and reimburse them for their out-of-pocket expenses in so doing. The cost of solicitation of proxies, which it is estimated will not exceed $7,500, will be borne by the Company. Each proxy executed and returned by a Stockholder may be revoked at any time thereafter by filing a later dated proxy or by appearing at the meeting and voting except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Dissenters are not entitled by law to appraisal rights.

VOTING SECURITIES

     On August 25, 2003, the Company had outstanding 8,356,349 shares of common stock, $1.00 par value ("Common Stock") (excluding 807,591 treasury shares), each of which entitled the holder to one vote. No shares of preferred stock were outstanding as of such date. A quorum of Stockholders, present in person or by proxy, is constituted by a majority of the outstanding shares.

     A stockholder who abstains from voting on any or all proposals will be included in the number of stockholders present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes also will be counted for the purpose of determining the presence of a quorum.

     Brokers who do not receive a stockholder's instructions are entitled to vote on the election of directors and the ratification of the independent auditors. Broker non-votes and stockholder abstentions will have no effect on the outcome of the election of directors. With respect to the ratification of the independent auditors, a stockholder abstention or a broker non-vote will have the same effect as if such stockholder or broker voted against this proposal.

     It is expected that the following business will be considered at the meeting and action taken thereon.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     At the annual meeting  Stockholders will be asked to elect a Board of eight
(8) directors ("Director(s)") to hold office until the next annual meeting of Stockholders and until their respective successors are elected and qualified. Cumulative voting is not permitted. The accompanying form of Proxy will be voted for the re-election of all eight of the present members of the Board, each of whose principal occupations are set forth in the following table, if no direction to the contrary is given. In the event that any such nominee is unable or declines to serve, the Proxy may be voted for the election of another person in his place. The Board knows of no reason to anticipate that this will occur. The nominees are as follows:

Nominees for Election as Directors

                                                                      Year First
                                                                       Elected
Name                       Principal Occupation           Age          Director


Joseph P. Franklin         Chairman of the Board           69            1990
(Major General,            of Directors
U.S. Army - Ret.)

Martin B. Bloch            President, Chief                67            1961
                           Executive Officer
                           and a Director

Michel Gillard             President, Gillam-FEI           62            2000
                           and a Director

Joel Girsky                President, Jaco                 64            1986
                           Electronics, Inc. and a
                           Director

John C. Ho (1)             Director                        70            1968


E. Donald Shapiro          Dean Emeritus,                  71            1998
                           New York School
                           of Law and a Director

Marvin Meirs (2)           Director                        65            1998

S. Robert Foley, Jr.       Chairman, Blue Ribbon           75            1999
(Admiral, U.S.             Oversight Committee,
Navy - Ret.)               Los Alamos National Lab
                           and a Director


     All directors hold office for a one-year period or until their successors are elected and qualified.

     (1) John Ho retired from his position as Vice President of Research and Development effective May 1, 1997. He has been retained as a consultant to the Company.

     (2)  Marvin  Meirs   retired  from  his  position  as  Vice   President  of
          Engineering effective May 1, 1999. He has been retained as a consultant and part-time employee.

       Directors' Fees

     Directors who are not officers, retired officers or affiliates of the Company receive an honorarium of $10,000 and $2,500 for attendance at each Board of Directors' meeting or meeting of a committee of which he is a member. Officers, including retired officers, do not receive additional compensation for attendance at Board of Directors' meetings or committee meetings.

BUSINESS EXPERIENCE OF DIRECTORS

     MARTIN B. BLOCH, age 67, has been a Director of the Company and of its predecessor since 1961. He has served continuously since 1961 as the Company's President and, except for December 1993 through April 1999, as its Chief Executive Officer. Previously, he served as chief electronics engineer of the Electronics Division of Bulova Watch Company.

     JOSEPH P. FRANKLIN, age 69, has served as a Director of the Company since March 1990. In December 1993, he was elected Chairman of the Board of Directors and Chief Executive Officer of the Company. He relinquished the CEO position in April 1999. From August 1987 to November 1993, he was the chief executive officer of Franklin S.A., a Spanish business consulting company located in Madrid, Spain, specializing in joint ventures, and was a director of several prominent Spanish companies. General Franklin was a Major General in the United States Army until he retired in July 1987.

     MICHEL GILLARD, age 62, became an officer and director of the Company when Gillam-FEI was acquired by the Company in September 2000. Gillam-FEI, a company engaged in the design, manufacture and marketing of wireline and network synchronization systems, was founded by Mr. Gillard in 1974. Mr. Gillard has served as president of Gillam-FEI since its inception.

     JOEL GIRSKY, age 64, has served as a Director of the Company since October 1986. He is the president and a director of Jaco Electronics, Inc., which is in the business of distributing electronics components, and has served in such a capacity for over thirty years. Mr. Girsky is the Chairman of the Company's Compensation Committee.

     JOHN C. HO, age 70, was employed by the Company and its predecessor from 1961 until his retirement on May 1, 1997. Mr. Ho served as a Vice President from 1963 to 1997 and as a Director since 1968. Prior to joining the Company, Mr. Ho held various engineering positions with International Telephone and Telegraph Company and Bulova Watch Company. Mr. Ho continues to serve the Company as a consultant.

     E. DONALD SHAPIRO, age 71, has been The Joseph Solomon Distinguished Professor of Law, New York School of Law, since 1983 and Dean Emeritus since 2000 and was previously Dean/Professor of Law from 1973 to 1983. He is a director of Loral Space & Communications, Ltd., Vasomedical, Inc. and Kramont Realty Trust. Mr. Shapiro became a member of the board of directors in 1998 and serves as Chairman of the Company's Audit Committee.

     MARVIN MEIRS, age 65, joined the Company in 1966 in an engineering capacity. He served as Vice President for Engineering of the Company from 1978 through his date of retirement, May 1, 1999. Mr. Meirs became a member of the board of directors in 1998. Mr. Meirs continues to serve the Company as a consultant and part-time employee.

     S. ROBERT FOLEY, Jr., age 75, is the Chairman of the Blue Ribbon Oversight Committee at Los Alamos National Laboratory. He served as Vice President of Raytheon International, Inc. and President of Raytheon Japan from 1995 to 1998. Admiral Foley served in the United States Navy for 35 years, including the position of Commander-In-Chief of the Pacific Fleet. Admiral Foley is also a director of URS Corp. Admiral Foley became a member of the board of directors in 1999.


Vote Required

     Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of common stock represented at the meeting and entitled to vote is required for the election of directors.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                                 PROPOSAL NO. 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP, independent accountants, to be the Company's external auditors for the fiscal year commencing May 1, 2003, and recommends to stockholders that they vote for ratification of that appointment.

     It is anticipated that a representative of PricewaterhouseCoopers LLP will be present at the meeting. Such representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

       Audit and Non-Audit Fees

     The following table presents the fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the year ended April 30, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP

       Audit fees, including audit-related services      $286,360

       Financial information systems
         design and implementation                             $0

       All other fees(2):
          Tax Advisory Services(1)                        $92,845


     (1) Tax Advisory Services include preparation of annual corporate federal and state tax returns, including amended returns for prior years, advice regarding European and Asian operations and implementing certain tax-favored agreements between the parent company and its subsidiaries.

     (2) The Audit Committee considered whether the provision of these non-audit services was compatible with maintaining the independence of PricewaterhouseCoopers LLP as the Company's independent auditors. The Committee has concluded the independent auditors are independent from the Company and its management.

Vote Required

     The affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote is required for the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2004 fiscal year.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                                 PROPOSAL NO. 3
                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which the Board intends to present and knows that others will present at the meeting are hereinabove set forth. If any other matter or matters are properly brought before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

                            PROPOSALS OF STOCKHOLDERS

     In accordance with the rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 2004 Annual Meeting of Stockholders must submit such proposal to the Company no later than April 29, 2004.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of August 25, 2003, information concerning the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) the Company's chief executive officer and the Company's four most highly compensated other executive officers who were serving as executive officers at the end of the last completed fiscal year, and (iv) all directors and officers of the Company as a group:

Name and Address                      Amount and Nature of
of Beneficial Holder                  Beneficial Ownership     Percent of Class
--------------------                  --------------------     ----------------
DePrince Race & Zollo, Inc. (1)
201 S. Orange Ave
Orlando, FL  32801                         1,191,400               14.3%

Inverness Counsel, Inc. (2)
545 Madison Ave.
New York, NY  10022                          807,991                9.7

Dimensional Fund Advisors (3)
1299 Ocean Ave
Santa Monica, CA  90401                      456,700                5.5

Frequency Electronics, Inc.,
Employee Stock Ownership Plan (4)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                      621,238                7.4

Martin B. Bloch (5)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                      949,628               11.4

Joseph P. Franklin (6)(7)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                      129,803                1.6

Michel Gillard (6)
Mont Saint-Martin 58
B-4000 Liege, Belgium                        207,744                2.5

Joel Girsky (8)
c/o Jaco Electronics, Inc.
145 Oser Avenue
Hauppauge, NY 11788                           55,000                *

John C. Ho
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                       38,924                *

E. Donald Shapiro (8)
10040 E. Happy Valley Road
Scottsdale, AZ  85255                         30,000                *

Marvin Meirs (6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                       35,750                *

S. Robert Foley (8)
58 Katelyn Hills Dr.
Falmouth, MA  02540                           30,000                *

Name and Address                      Amount and Nature of
of Beneficial Holder                  Beneficial Ownership     Percent of Class
--------------------                  --------------------     ----------------
Markus Hechler (6)(9)
55 Charles Lindbergh Blvd.
Mitchel Field, NY 11553                      106,919                1.3

Oleandro Mancini (6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                       12,390                *

Thomas McClelland (6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                       35,031                *

All executive officers
and directors as a group (15
persons) (6)(9)                            1,804,908               21.6%


*designates less than one (1%) percent.
________________________________
Notes:

(1) As reported in a Form 13F for the quarter ended March 31, 2003, filed by DePrince Race & Zollo, Inc. on May 5, 2003. DePrince Race & Zollo, Inc., an investment advisor registered under the Investment Advisors Act of 1940, provides investment advisory services on a discretionary basis to institutional clients, most of whom are pension and profit sharing plans and trusts.

(2) As reported in a Form 13F for the quarter ended June 30, 2003 filed by Inverness Counsel, Inc. ("Inverness"), which is an investment advisor registered under the Investment Advisors Act of 1940. According to the
     Schedule 13D filing dated December 30, 1997, Inverness originally purchased 854,100 shares of stock for and on behalf of clients of Inverness, in the ordinary course of business for investment from the personal funds of such clients. Inverness has the sole power to dispose or to direct the disposition of such shares. Inverness does not possess, nor does it share, the power to vote or to direct the vote of any of such shares. Various officers and directors of Inverness own 35,950 shares, and such persons individually have the exclusive right to dispose, or to direct the disposition of, or to vote, or to direct the vote of, the shares owned by them.

(3) As reported in a Schedule 13G dated March 31, 2003 filed by Dimensional Fund Advisors Inc. ("Dimensional"), which is an investment advisor registered under the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the 456,700 shares that are owned by such investment companies, commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership of such securities.

(4) Includes 500,143 shares of stock held by the F.E.I. ESOP Trust for the Company's Employee Stock Ownership Plan, all of which shares have been allocated to the individual accounts of employees of the Company (including the Named Officers as defined on page 13); also includes 121,095 shares held by the Trust under the Stock Bonus Plan (converted by amendment to the Employee Stock Ownership Plan as of January 1, 1990).

(5) Includes 228,000 shares issuable on the full exercise of options granted to Mr. Bloch on August 31, 1998, July 7, 1999 and March 1, 2001 under the Senior ESOP, as that term is hereinafter defined. All of these options were, by their terms, exercisable one year after issuance at an exercise price of $7.125, $7.625 and $13.49, respectively (see the discussion of the Senior ESOP included in the Compensation Committee Report, below).

(6) Includes the number of shares which, as at August 25, 2003, were deemed to be beneficially owned by the persons named below, by way of their respective rights to acquire beneficial ownership of such shares within 60 days through, (i) the exercise of options; (ii) the automatic termination of a trust, discretionary account, or similar arrangement; or (iii) by reason of such person's having sole or shared voting powers over such shares. The following table sets forth for each person named below the total number of shares which may be so deemed to be beneficially owned by him and the nature of such beneficial ownership.

                       Stock Bonus                  Profit Sharing
     Name              Plan Shares   ESOP Shares    Plan & Trust    ISOP or NQSO
                                                       401(k)          Shares
                           (a)           (b)            (c)
----------------------------------- ------------- ---------------- -----------
Martin B. Bloch           22,317        4,198          1,105              -0-
------------------------------------------------------------------------------
Joseph P. Franklin            -0-       4,025            773              -0-
------------------------------------------------------------------------------
Marvin Meirs               1,481        5,081            188           8,375
------------------------------------------------------------------------------
Markus Hechler             2,707        5,962          1,001          58,250
------------------------------------------------------------------------------
Michel Gillard                -0-          -0-            -0-         18,750
------------------------------------------------------------------------------
Oleandro Mancini              -0-          -0-           640          11,750
------------------------------------------------------------------------------
Thomas McClelland            258        5,947            657          14,000
------------------------------------------------------------------------------
All Directors and
Officers as a Group       27,540       45,351          7,695         298,250
(15 persons)

     (a) Includes all shares allocated under the Company's Stock Bonus Plan ("Bonus Plan") to the respective accounts of the named persons, ownership of which shares is fully vested in each such person. No Bonus Plan shares are distributable to the respective vested owners thereof until after their termination of employment with the Company. As of January 1, 1990 the Bonus Plan was amended to an "Employee Stock Ownership Plan" (see the discussion of the Employee Stock Ownership Plan contained in the Compensation Committee Report, below; see also footnote (b) to the table).

     (b) Includes all shares allocated under the Company's Employee Stock Ownership Plan ("ESOP") to the respective accounts of the named persons, ownership of which shares was fully vested in each such person as at April 30, 2003. ESOP shares are generally not distributable to the respective vested owners thereof until after their termination of employment with the Company. However, upon the attainment of age 55 and completion of 10 years of service with the Company, a participant may elect to transfer all or a portion of his vested shares, or the cash value thereof, to a Directed Investment Account. Upon the allocation of shares to an employee's ESOP account, such employee has the right to direct the ESOP trustees in the exercise of the voting rights of such shares (see the discussion of the ESOP included below in the Compensation Committee Report).

     (c) Includes all shares allocated under the Company's profit sharing plan and trust under section 401(k) of the Internal Revenue Code. This plan permits eligible employees, including officers, to defer a portion of their income through voluntary contributions to the plan. Under the provisions of the plan, the Company made discretionary matching contributions of the Company's common stock. All participants in the plan become fully vested in the Company contribution after 6 years of employment. All of the Named Officers in the table above, except Mr. Gillard, who is ineligible to participate in the 401(k) plan, and Mr. Mancini, are fully vested in the shares attributable to their accounts.

(7) Includes 67,548 shares issuable on the full exercise of options granted to General Franklin on December 6, 1993, August 31, 1998, July 7, 1999 and October 30, 2001 under the Senior ESOP, as that term is hereinafter defined. All of these options were, by their terms, exercisable one year after issuance at an exercise price of $4.375, $7.125, $7.625 and $11.10, respectively (see the discussion of the Senior ESOP included in the Compensation Committee Report, below).

(8) Includes shares issuable on the on the exercise of options granted to the non-officer directors of the Company under the Independent Contractors Stock Option Plan.

       Name            Exercisable         Grant            Exercise
                          Share            Date               Price
  ------------------ -------------- ------------------ -----------------
  Joel Girsky            30,000        June 29, 1998         $12.81
  ------------------ -------------- ------------------ -----------------
  E. Donald Shapiro      30,000        June 29, 1998         $12.81
  ------------------ -------------- ------------------ -----------------
  S. Robert Foley        30,000       March 12, 1999          $7.34
  ------------------ -------------- ------------------ -----------------

(9) Includes shares granted to the officers of the Company pursuant to a stock purchase agreement in connection with the Restricted Stock Plan:

                     Name                      Restricted
                                                   Stock
               ------------------------------ -----------------
               Markus Hechler                       7,500
               ------------------------------ -----------------
               All Officers as a Group             22,500
                (10 persons)

     There are no beneficial owners known to the Company who have the right to acquire further beneficial ownership, except as indicated above.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and 10% stockholders to file reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities with the SEC. Directors, executive officers and 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to it, the Company believes that during the fiscal year ended April 30, 2003, the Company's directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that, through inadvertence, Michel Gillard did not file on a timely basis a Form 4 upon receiving additional shares from the Company during the fiscal year ended April 30, 2003. This report has subsequently been filed with the SEC.

Certain Relationships and Related Transactions
----------------------------------------------

     Joel Girsky, one of the Company's directors and Chairman of the Company's Compensation Committee, is President, a director and owner of approximately 15% of the outstanding stock of Jaco Electronics, Inc. During the year ended April 30, 2003, the Company purchased component parts from Jaco or one of its subsidiaries in the aggregate amount of $1.9 million.

Certain Information as to Committees and Meetings of the Board of Directors
---------------------------------------------------------------------------

     During the past fiscal year, four meetings of the Board were held, one of which was conducted by teleconference. Each incumbent Director attended all meetings of the Board.

     In December 1983, the Board appointed an Audit Committee which presently consists of three Directors, Messrs. Girsky, Foley and Shapiro. Messrs. Foley and Shapiro are independent as defined in Section 121(A) of the listing standards of the American Stock Exchange, upon which the Company's Common Stock is listed and trades. Mr. Girsky is not independent as defined by such listing standards, because of Mr. Girsky's position as President and owner of approximately 15% of the outstanding stock of Jaco Electronics, Inc. As discussed above, the Company purchased component parts from Jaco or one of its subsidiaries in the aggregate amount of $1.9 million. The Board has determined that Mr. Girsky's membership on the Audit Committee is in the best interests of the Company because of Mr. Girsky's long service on the Board, his extensive knowledge of the electronic components business and his other business experience and financial skills.

     The function of the Audit Committee is to insure the integrity and credibility of the Company's financial information system and the published reports flowing out of that system. The Audit Committee held four meetings during the last fiscal year. The Audit Committee's report appears on page 12 of this proxy statement.

     The Compensation Committee presently consists of four Directors, Messrs. Girsky, Shapiro, Foley and Franklin. The committee determines cash remuneration arrangements for the highest paid executives and oversees the Company's stock option, bonus and other incentive compensation plans. The report of the Compensation Committee appears on pages 10 and 11 of this proxy statement. The Compensation Committee held one meeting during fiscal year 2003.

                             EXECUTIVE COMPENSATION

             Compensation Committee Report on Executive Compensation

Overall Policy
--------------
     The members of the Compensation Committee include Messrs. Joel Girsky, E. Donald Shapiro, S. Robert Foley and Joseph P. Franklin. The Committee reviews and, with any changes it believes appropriate, approves the Company's executive compensation.

     The general goals of the Compensation Committee are to: (i) attract, motivate, and retain effective and highly qualified executives; (ii) strengthen the common interests of management and shareholders through executive stock ownership; (iii) promote the Company's long and short-term strategic goals and human resource strategies; (iv) recognize and award individual contributions to the Company's performance and (v) reflect compensation practices of comparable companies.

     To achieve the foregoing goals, the Compensation Committee has structured a comprehensive compensation program aimed at: (i) compensating executive officers on an annual basis with a cash salary at a level sufficient to retain and motivate them and to recognize and award individual merit; (ii) linking a portion of executive compensation to long-term appreciation of the Company's stock price by encouraging executive ownership of the Company's stock through awards of shares of the Company's stock and grants of options to purchase Company stock; and (iii) providing incentives to achieve corporate performance goals by rewarding contributions to the Company's performance through cash bonuses keyed to operating profit levels. These policies are implemented through a reward system which includes base salary and long and short-term incentive compensation opportunities consisting of the following:

Base Salaries
-------------
     The Committee annually reviews the base salaries of the CEO and all other executive officers of the Company. The Compensation Committee believes that the Company's executive officers, including those shown in the Summary Compensation Table on page 13 (the "Named Officers") have been largely responsible for the Company's past successes and for achieving the production and engineering improvements that have maintained the Company's position at the forefront of technical innovation. A base salary for each executive is determined on the basis of such factors as: levels of responsibility; experience and expertise; evaluations of individual performance; contributions to the overall performance of the Company; time and experience with the Company; internal compensation equity; external pay practices for comparable companies; and existing base salary relative to position value.

Short-Term Incentives
---------------------
     The Company maintains two short-term incentive bonus plans, the Income Pool Incentive Compensation Plan ("IPICP") and the Presidential Incentive Plan ("PIP"). They are designed to create incentives for superior performance and to allow the Company's executive officers to share in the success of the Company by rewarding the contributions of individual officers. The availability of funds for distribution under these plans is dependent upon the performance of the Company as a whole. Focused on short-term or annual business results, they enable the Company to award designated executives with annual cash bonuses based on their contributions to the profits of their particular divisions of the Company.

Long-Term Incentives
--------------------
     As part of its comprehensive compensation program, the Company stresses long-term incentives through awards of shares of its common stock under the Employee Stock Ownership Plan and through the grant of options to purchase common stock through various Employee Stock Option Plans. Grants and awards are aimed at attracting new personnel, recognizing and rewarding current executive officers for special individual accomplishments, and retaining high-performing officers and key employees by linking financial benefit to the performance of the Company (as reflected in the market price of the Company's common stock) and to continued employment with the Company. The number of shares granted to executive officers under the Company's ESOP is determined on a pro-rata basis. Grants of stock options are generally determined on an individual-by-individual basis. The factors considered are the individual's performance rating and potential for contributing to the Company's future growth, the number of stock options previously granted to the individual and the Company's financial and operational performance.

Supplemental Separation Benefits
--------------------------------
     The Company has an agreement with certain executive officers to provide supplemental separation benefits. Under the agreement, in the event of a change in control or ownership of part or all of the Company which gives rise to discharge of any officer without cause and such officer is not offered the opportunity to be hired by the new or successor management or company within 30 days at no less than the base salary earned before discharge, then such officer will receive supplemental severance pay equal to one month's base salary for each year of service at the Company up to a maximum of 15 months.

Chief Executive Officer
-----------------------
     Pursuant to his employment agreement Mr. Bloch's base annual salary is $400,000, plus a fixed annual bonus of 6% of the pre-tax profit of the Company with a cap on the pre-tax profit at $20,000,000, as well as separation benefits in the event of a change in control or ownership of part or all of the Company, continuation of disability, medical and life insurance, the cost of an annual physical examination and a new automobile every three years. In addition, Mr. Bloch was awarded stock options to purchase 180,000 shares of the Company's common stock at the fair market value on March 1, 2001, ($13.49) for a period of ten (10) years.

     In determining the compensation package for Mr. Bloch, the Compensation Committee took into account the compensation packages for senior officers at companies of comparable size and complexity, both public and private, as well as its assessment of Mr. Bloch's individual performance, and his contribution to the Company's past growth and accomplishments as well as contributions which it is anticipated will be made by Mr. Bloch in the future. In this regard, the Committee recognized Mr. Bloch's untiring efforts in developing new, non-military technology applications, markets and marketing programs which the Committee believes will continue to help position the Company to compete more effectively in commercial as well as military markets. The Committee noted that in prior years, under Mr. Bloch's leadership, the Company redirected a significant portion of its resources to the design and development of new products for the commercial communications marketplace. The Company and the Committee believe that the investment in new products will result in significant growth of revenues and profits in future periods.



        Joel Girsky, Chairman, Compensation Committee
        S. Robert Foley
        E. Donald Shapiro
        Joseph P. Franklin

        Members of the Compensation Committee

                         Report of the Audit Committee

     The members of the Audit Committee have been appointed by the Board of Directors. The Audit Committee is comprised of three non-employee directors. The Audit Committee is governed by a charter that has been approved and adopted by the Board of Directors and which is reviewed and reassessed annually by the Audit Committee.

     The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internals controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the fiscal year ended April 30, 2003, with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of
significant  judgments,   and  the  clarity  of  disclosures  in  the  financial
statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, management and the independent auditors have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee has received from and discussed with the independent auditors their written disclosure and letter regarding their independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee has also discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during fiscal 2003.

     In reliance on the reviews  and  discussions  referred to above,  the Audit
Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2003 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.


        E. Donald Shapiro, Chairman of Audit Committee
        Joel Girsky
        S. Robert Foley

        Members of the Audit Committee

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Officers") based on salary and bonus earned during fiscal 2003.


                                  Annual Compensation                  Long-Term
                                                                  Compensation Awards
                            ---------------------------------- ------------------------
                                                      (4)          $Value of
                                                     Other        Restricted
Name and Principal                                   Annual          Stock
Position               Year   Salary     Bonus    Compensation     Awards(5)   Options
---------------------- ---- ---------- ---------- ------------ ------------- ----------
Martin B. Bloch (1)    2003  $415,385         -0-   $24,742          $2,923         -0-
                       ---- ---------- ---------- ------------ ------------- ----------
President, Chief       2002   415,385         -0-    35,972           5,648         -0-
                       ---- ---------- ---------- ------------ ------------- ----------
Executive Officer      2001   522,933   $350,000     27,209           7,948    180,000(6)

---------------------------------------------------------------------------------------
Markus Hechler,        2003   183,462         -0-    22,416           2,947      8,000(7)
                       ---- ---------- ---------- ------------ ------------- ----------
Executive Vice         2002   183,462         -0-    21,419           4,490     15,000(7)
                       ---- ---------- ---------- ------------ ------------- ----------
President              2001   162,884     75,000     21,966           7,392     10,000(7)

---------------------------------------------------------------------------------------
Michel Gillard (2)     2003   177,481         -0-    26,492              -0-        -0-
                       ---- ---------- ---------- ------------ ------------- ----------
President, Gillam-FEI  2002   175,410         -0-    23,418              -0-        -0-
                       ---- ---------- ---------- ------------ ------------- ----------
                       2001    94,671     20,000      6,639              -0-    25,000(7)

---------------------------------------------------------------------------------------
Oleandro Mancini (3)   2003   126,000         -0-    24,679           3,163      7,000(7)
                       ---- ---------- ---------- ------------ ------------- ----------
Vice-President,        2002   122,308         -0-    20,208           4,125     10,000(7)
                       ---- ---------- ---------- ------------ ------------- ----------
Business Development   2001    87,692     25,000     10,111              -0-    10,000(7)

---------------------------------------------------------------------------------------
Thomas McClelland      2003   125,881         -0-    24,221           3,062      7,000(7)
                       ---- ---------- ---------- ------------ ------------- ----------
Vice President,        2002   132,029         -0-    21,515           4,274      5,000(7)
                       ---- ---------- ---------- ------------ ------------- ----------
Commercial Products    2001   112,125     36,000      7,985           7,413      5,000(7)


Notes:

(1) In prior fiscal years, Mr. Bloch voluntarily reduced his $325,000 base salary to $263,250. In fiscal 2001, Mr. Bloch received a payment of $130,625 in restored salary for fiscal years 1998 and 1999 as a result of the Company's return to profitability.

(2) Mr. Gillard became an officer and director of the Company in October 2000 after Gillam-FEI was acquired. His compensation and benefits are shown only from the date of acquisition.

(3)  Mr. Mancini joined the Company during the second quarter of fiscal 2001.

(4) The amounts shown in this column constitute (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

(5) Represents the dollar value, as at the date of contribution, of shares of common stock of the Company distributed under the Company's Profit Sharing Plan and Trust under section 401(k) of the Internal Revenue Code ("401(k)"). In fiscal years 2003, 2002 and 2001, the Company made matching contributions of Company common stock to the accounts of Named Officers in amounts which varied from 327 to 354 shares in fiscal 2003, from 285 to 393 shares in fiscal 2002 and from 76 to 386 shares in fiscal 2001. The average market value of the awarded shares at time of allocation was $8.95 in fiscal 2003, $14.38 in fiscal 2002 and $20.55 in fiscal 2001. Company matching contributions to the 401(k) plan are made in proportion to the cash contributions of individual employees to the plan. Mr. Gillard, who is not a resident of the United States, does not participate in the 401(k) plan.


(6) Represents shares awarded under the Senior Executive Stock Option Plan. The exercise prices of the awarded options are at the fair market value of the Company's common stock on the date of grant. The options are fully exercisable one year after date of grant.

(7) Represents shares awarded under the Employee Stock Option Plans. The exercise prices of the awarded options are at the fair market value of the Company's common stock on the date of grant. (See Option Grants in Fiscal 2003 below.) The options are exercisable in increments of 25% annually (and cumulatively) beginning one year after date of grant.

Stock Options
-------------
     Options Granted: The following table sets forth certain information with respect to options to acquire common stock that were granted during the fiscal year ended April 30, 2003, to each of the Named Officers under the Company's stock option plans.

                          OPTION GRANTS IN FISCAL 2003

                                Individual Grants
-------------------------------------------------------------------
                      No. of     % of Total                            Potential Realizable Value
                    Securities    Options      Exercise                at Assumed Annual Rates of
                    Underlying   Granted to    or Base                 Stock Price Appreciation for
                     Options    Employees in    Price    Expiration            Option Term
         Name        Granted    Fiscal Year    ($/Sh)       Date       ----------------------------
                                                                           5% ($)        10% ($)
Martin B. Bloch         -0-          -            -          -             -               -
Markus Hechler       8,000         6.75%       $6.615     7/26/12       $33,281         $84,341
Michel Gillard          -0-          -            -          -             -               -
Thomas McClelland    7,000         5.9%        $6.615     7/26/12        29,121          73,798
Oleandro Mancini     7,000         5.9%        $6.615     7/26/12        29,121          73,798

Option Exercises and Year-end Values:
-------------------------------------
     The following table sets forth certain information with respect to options exercised during fiscal 2003 by each Named Officer and option values as of April 30, 2003.
                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003
                       AND FISCAL YEAR-END OPTION VALUES


                                             No. of Securities
                                                 Underlying            Value of
                                                Unexercised        Unexercised In-the-
                    Shares                    Options at Fiscal    Money Options at
                   Acquired                      year-end          Fiscal Year-end ($)
                      on        Value         Exercisable (E)/     Exercisable (E)/
  Name             Exercise   Realized ($)    Unexercisable (U)    Unexercisable (U)
  ----             --------   ------------    -----------------    -----------------
Martin B. Bloch      -0-      $  -0-            138,000 (E)           $127,800 (E)
                                                 90,000 (U)                 $0 (U)

Markus Hechler       -0-         -0-             61,250 (E)           $187,053 (E)
                                                 24,250 (U)            $27,880 (U)

Michel Gillard       -0-         -0-             12,500 (E)                 $0 (E)
                                                 12,500 (U)                 $0 (U)

Thomas McClelland    -0-         -0-             16,500 (E)            $31,676 (E)
                                                 14,500 (U)            $28,195 (U)

Oleandro Mancini     -0-         -0-              7,500 (E)                 $0 (E)
                                                 19,500 (U)                 $0 (U)


Securities Authorized for Issuance under Equity Compensation Plans:
-------------------------------------------------------------------
     The following table sets forth as of April 30, 2003, the number of shares of Company stock to be issued upon exercise of outstanding stock option grants and the number of shares available for future issuance under such plans.


      Plan Category          Number of securities   Weighted-average      Number of securities remaining
                             to be issued upon      exercise price of     available for future issuance
                             exercise of            outstanding options,  under equity compensation plans
                             outstanding options,   warrants and rights   (excluding securities reflected
                             warrants and rights                          in column (a))
                                    (a)                    (b)                        (c)

---------------------------- ---------------------- --------------------- -------------------------------
Equity compensation plans
approved by security             343,750                  $7.76                     297,750
holders
---------------------------- ---------------------- --------------------- -------------------------------
Equity compensation plans
not approved by security         824,162                 $12.52                     298,000
holders (see Note)
---------------------------- ---------------------- --------------------- -------------------------------
Total                          1,167,912                 $11.12                     595,750
---------------------------- ---------------------- --------------------- -------------------------------

Note:  Equity compensation plans not approved by security holders consist of:
i- Independent Contractor Stock Option Plan- Under the terms of this plan, adopted in fiscal year 1998, options to acquire shares of the Company's common stock may be granted to individuals who provide services to the Company but who are not employees. The option price, number of shares, timing and duration of option grants is at the discretion of the Independent Contractor Stock Option Committee. In recent grants, the option price was equal to the then fair market value of the Company's common stock, a portion of each grant was immediately exercisable and the options expire in ten years from date of grant.
ii- 1993 Non-Statutory Stock Option Plan- Under the terms of this plan, adopted in fiscal year 1993, stock options may be granted to employees, officers and directors of the Company at a price at least equal to the fair market of the Company's common stock on the date of grant. Options generally are exercisable over a four-year period beginning one year after date of grant and expire ten years after the grant date.
iii- President's Employment Contract- Under the terms of an employment contract, adopted in fiscal year 2001, the Company's President, CEO and Chief Scientist was granted an option to acquire 180,000 shares of the Company's common stock at the then fair market value of $13.49. The option is exercisable 25% per year and expires in ten years from date of grant.

Long-term Incentive Plans
-------------------------
     The Company does not maintain any compensation plans for its executive officers or directors or for any of its other employees which provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year other than the restricted stock and stock option plans discussed in the Compensation Committee Report, above. Awards under these plans are shown in the Summary Compensation Table, above.

Pension Benefits
----------------
     The Company has no defined benefit or actuarial retirement plans in effect. It has entered into certain Executive Incentive Compensation ("EIC") agreements with key employees (including some officers) providing for the payment of benefits upon retirement or death or upon the termination of employment not for cause. The Company pays compensation benefits out of its working capital but has also purchased whole life insurance (of which it is the sole beneficiary) on the lives of certain of the participants to cover the optional lump sum obligations of the plan upon the death of the participant. The annual premiums paid during fiscal 2003 were less than the increase in cash surrender value of such insurance policies. The annual benefit provided under the program in fiscal 2003 upon retirement at age 65 or death is as follows: Martin B. Bloch- $170,000,

Markus Hechler- $60,000, Oleandro Mancini- $25,000 and Thomas McClelland- $40,000. The benefit described above is payable for ten years or the life of the participant, whichever is longer. Two years after retirement or early retirement, the participants can elect to receive the benefit, less benefits received during the two-year period, in a lump sum under certain conditions. Upon voluntary termination of employment or discharge not for cause, the participant would be entitled to a lump sum payment, the amount of which varies based on the year in which termination occurs and the nature of the termination as set forth in the individual's EIC agreement. In conjunction with the program, the participants are required to make certain covenants with the Company relating to, among other things, nondisclosure of confidential information, noncompetition with the Company and the providing of consulting services subsequent to retirement.

Performance Graph
-----------------
     The following graph compares the cumulative total shareholder return on the common stock of the Company with the cumulative total return of the companies listed in the Standards & Poors' Small Cap 600 Stock Index (the "S&P 600 Small Cap Index") and an industry peer group index (the "Peer Group Index"). The graph assumes that $100 was invested on May 1, 1998 in each of the common stock of the Company, the stock of the companies comprising the S&P 600 Small Cap Index and the stocks of the companies comprising the Peer Group Index, including the reinvestment of dividends through April 30, 2003. The Peer Group Index consists of Aeroflex Inc., Anaren Inc., Ball Corp., Comtech Telecommunications Corp., EDO Corp., Merrimac Industries, Inc., Odetics, Inc., Scientific Atlanta, Inc., Skyworks Solutions, Inc., Symmetricom Inc. and Trimble Navigation, Ltd.

                     Cumulative Total Shareholder Return for
                      Five-year Period Ended April 30, 2003

     Performance Graph is Graphical Material and is NOT electronically filed with this submission. A paper copy of the graph is filed with Form SE.

                          Performance Graph Data Table:


                        1998      1999      2000      2001      2002      2003
--------------------------------------------------------------------------------
Frequency Electronics  $100.00    $49.43   $108.70   $101.08    $85.13    $69.07
--------------------------------------------------------------------------------
S&P 600 Small Cap      $100.00    $85.71   $103.27   $111.63   $130.09   $102.84
--------------------------------------------------------------------------------
Peer Group             $100.00   $131.43   $350.96   $301.30   $185.17   $163.29
--------------------------------------------------------------------------------

Employment Contracts and Change-In-Arrangements
-----------------------------------------------
     None of the Named Officers are employed by the Company pursuant to employment agreements other than Mr. Bloch as described in the Compensation Committee Report above. As described in the Compensation Committee Report beginning on page 10, the Company has provided supplemental separation benefits for certain executive officers, including Mr. Bloch and Mr. Hechler, in the event of a change in control or ownership of part or all of the Company. Such benefits will be provided only if an officer is discharged without cause and is not offered the opportunity to be hired by the new or successor management or company within 30 days at no less than the base salary earned before discharge. The Company does not have any other material compensatory plans or arrangements with its employees with respect to any resignation, retirement or other termination of such persons employed with the Company resulting from, or in any way connected with, a change-in-control of the Company.

                                 ANNUAL REPORT

     A copy of the Company's combined Annual Report and Form 10-K/A, including the financial statements and the financial statement schedule thereto, for the fiscal year ended April 30, 2003 is being mailed to Stockholders concurrently with the mailing of this Proxy Statement. For a charge of $50, the Company agrees to provide a copy of the exhibits to the Form 10-K/A to any Stockholders who request such a copy.


                                             By Order of the Board of Directors,


                                                  /s/HARRY NEWMAN
                                                  ---------------
                                                     HARRY NEWMAN
                                                     Secretary

Dated:  August 28, 2003

                                                                      Appendix A
                                       A-1


     Performance Graph is Graphical Material and is NOT electronically filed with this submission. A paper copy of the graph is filed with Form SE.